Exhibit 99.1

NEWS RELEASE

Contact: Casey Stegman
Investor Relations
214-987-4121
Forbes Energy Services Reports 2015 Second Quarter Financial Results

ALICE, Texas (August 12, 2015) -- Forbes Energy Services Ltd. (NASDAQ: FES) announced financial and operating results for the three months ended June 30, 2015.

Selected financial information for the quarter ended June 30, 2015:

•	Consolidated revenues were $62.8 million for the second quarter of 2015, compared to $84.3 million for the first quarter of 2015.

•	Gross profit decreased to $15.7 million, or 25% of revenues, in the second quarter of 2015, compared to $23.8 million, or 28.2% of revenues, in the first quarter of 2015.

•
GAAP net loss attributable to common shareholders was $8.9 million, or $0.41 per diluted share, for the second quarter of 2015, compared to net loss attributable to common shares of $4.6 million, or $0.21 per diluted share for the first quarter of 2015.

•	Adjusted EBITDA totaled $7.4 million in the second quarter of 2015, compared to $14.6 million in the first quarter of 2015.

* Adjusted EBITDA, a non-GAAP financial measure, is defined by the Company as income (loss) before interest, taxes, depreciation, amortization, and non-cash stock-based compensation. For a reconciliation of such measure to net income, please see the disclosures at the end of this release and on the Company’s Website.

Overview

“In what was one of the most challenging quarters in the company’s history, our team did an excellent job of offsetting the effects of rate deterioration by cutting costs while sustaining quality service,” stated John Crisp, president and CEO of Forbes Energy Services. “Although the company’s revenue decreased 25.5%, we were able to soften the impact on EBITDA by reducing direct costs such as labor, and finding more efficient ways to operate. Consequently, the company was able to achieve positive EBITDA of $7.4 million from $62.8 million in revenue.
“Drilling rig counts continued to decline, which reduced the volume of business available to compete against and consequently, rates were further challenged as the industry fought for market share. Utilization of both segment’s services was aligned with market activity. We were able to sustain our core customer base with pricing concessions but have no expectation that the market will flatten in the near future.

“As oil prices hover in the mid $40 to $50 range, we expect our customers to pull back on capital spending for development activity, but may see more opportunity become available in the production arena. With declining rig counts and subsequently less completions activity, we anticipate an additional tranche of consolidation and cuts.
“We intend to focus on factors in our control as we did in the first quarter. We will continue to challenge our internal cost structure and look for ways to achieve a leaner yet stronger operational structure and processes.”

Results of Operations

Revenues for the Company declined 25.5% from $84.3 in the first quarter of 2015, to $62.8 in the current reporting quarter as a result of decelerated drilling and completions activity. By end of June 2015, the U.S. average drilling rig count for the current quarter fell approximately 51% when compared to the same quarter in 2014, and the average Texas rig count for the current quarter fell approximately 56.5% between the same two periods.

Price concessions given to customers during the first and second quarters of 2015, coupled with lower utilization of products and services, compressed the Company’s gross margin from 28.2% in the first quarter of 2015, to 25% for the second quarter of 2015.

Cost reductions have been achieved in labor, supply chain, non-core expenses, and other areas that support earnings. The Company also has closed and consolidated less strategic operating locations and has deferred other more strategic infrastructure growth. In an ongoing response to the current market conditions, the Company will continue to target cost reduction opportunities, while sustaining the appropriate functions and capacity that will allow the Company to be opportunistic as market conditions improve.

Capital spending has largely been limited to commitments previously announced and to purchases of equipment as operating leases expire.

The Company expects pricing to remain suppressed through year’s end, and utilization to remain challenged. Costs and infrastructure will be measured against business conditions as the market evolves.

Consolidated Results of Operations

Well servicing and fluid logistics hours fell by 16% and 23.5%, respectively, between the first and second quarter of 2015. In addition, rates have been reduced in both of the Company’s operating segments. These events have led to decreased revenues reported for the current quarter.

Consolidated direct operating expenses for both segments for the three months ended June 30, 2015, were $47.1 million, compared to $60.5 million in the prior quarter. The decrease in expenses was a result of fewer operating hours and cost reductions realized.

Gross profit decreased to $15.7 million, or 25% of revenues, in the second quarter of 2015, compared to $23.8 million, or 28.2% of revenues, in the first quarter of 2015, driven by the above factors.

Well Servicing Segment

The Well Servicing segment comprised 62.1% of consolidated revenues for the three months ended June 30, 2015. Segment revenues decreased to $39 million, compared to $51.2 million in the first quarter of 2015. Well servicing segment revenues are substantially dependent on the prevailing market rates for workover rigs, which as a composite, declined 9.7% in the second quarter of 2015, compared to the first quarter of 2015.

Well servicing gross margins decreased to $9.8 million in the second quarter of 2015, from $14.8 million in the first quarter of 2015. As a percentage of revenues, gross margin decreased to 25.1% in the second quarter of 2015, compared to 28.9% in the previous quarter.

The Company recorded approximately 74,725 well service hours for the second quarter of 2015, compared to 88,985 in the first quarter of 2015. Capital expenditures during the second quarter of 2015 amounted to $700 thousand, which was a combination of well service rig components and the purchase of heavy trucks associated with expiring operating leases.

At June 30, 2015, Forbes’ Well Servicing segment had a fleet of 172 service rigs, which included 159 workover rigs and 13 swabbing rigs. Also included in the Company’s well servicing operations are nine tubing testing units, six coiled tubing spreads, four electromagnetic scan trucks and related assets and equipment.

Fluid Logistics Segment

The Fluid Logistics segment comprised 37.9% of consolidated revenues for the three months ended June 30, 2015. Revenues for the segment decreased to $23.8 million in the second quarter of 2015, compared to $33.1 million in the previous quarter. This decrease was driven by a 23.5% decline in truck hours and pricing deterioration, both of which are associated with decreased customer activity and strong competition.

Second quarter gross profit for the Fluid Logistics segment was $5.9 million, or 24.8% of revenues, compared to $9.0 million, or 27.1% of revenues, in the prior quarter. The decrease in margin percentage was due partially to additional price reductions offered to high-volume accounts.

The Company recorded 182,898 truck hours during the second quarter of 2015, compared to 238,947 hours in the first quarter of 2015. Capital expenditures during the second quarter of 2015, totaled $2.7 million, which was directed toward the purchase of equipment with expiring operating leases, and the purchase and implementation of new software technology. The Company’s heavy truck fleet totaled 583 at June 30, 2015, which included 448 vacuum trucks.

Liquidity and Capital Resources

As of June 30, 2015, and August 11, 2015, the Company had $75.2 million and $81.1 million, respectively, in unrestricted cash. Total liquidity, including the remaining availability on the Company’s borrowing revolver, was $130 million at second quarter’s end.

Contractual debt totaled $306.8 million, which was comprised of $280 million in senior notes, $11.8 million in notes and/or capital leases on equipment and insurance notes, and $15 million drawn on the Company’s revolving credit facility. An additional $7.6 million in letters of credit outstanding remained against the revolver.

Of the Company’s outstanding contractual debt, $285.0 million was classified as long-term debt and $21.8 million as short-term debt. In addition, the Company has approximately $200 thousand of non-interest bearing short-term equipment vendor financing for well servicing rigs and other equipment included in accounts payable.

Net cash provided by operating activities totaled $9.4 million for the three months ended June 30, 2015, compared to $21.4 million in the previous quarter. The decrease in cash provided by operating activities was primarily due to various changes in working capital in the normal course of business.

Cash flows used in investing activities were $1.8 million for the three months ending June 30, 2015, compared to $400 thousand for the three months ended March 31, 2015. The change was primarily related to the purchase of assets as operating leases expired.

Capital expenditures for equipment received during the three months ended June 30, 2015 amounted to $3.4 million, which is comprised of expenditures in the Company’s fluid logistics segment of approximately $2.7 million, and $700 thousand for the well servicing segment.

Cash flows from financing activities for the three months ended June 30, 2015, were $13.3 million, which included proceeds drawn from the revolving credit facility, compared to $1.6 million used in the previous quarter, which were primarily principal payments on equipment notes.

The Company maintains its revolving credit facility with Regions Bank and other lenders. While this facility remains available for general corporate purposes, including financing capital expenditures if necessary, the intended use is primarily for financial stability in the current downturn.

Conference Call

The Company will host a conference call to discuss its second quarter results at 9:00 a.m. Eastern Time (8:00 a.m. Central) Wednesday, August 12, 2015. To access the call, please dial 877-303-1298 and provide the Conference ID: 2936446. The conference call also will be broadcast live via the Internet and will be accessible through the "Investor Relations" page of the Company's Website, www.forbesenergyservices.com.

At the conclusion of the call, a replay will be available until August 25, 2015. To access the replay of the call, dial (855) 859-2056 and provide the same Conference ID. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 14 days.

About Forbes Energy Services

Forbes Energy Services is an independent oilfield services contractor that supports the drilling, completions and production activities of oil and gas companies. The Company operates primarily onshore throughout Texas, as well as in Ohio, Pennsylvania and West Virginia. More information on the Company can be found by visiting www.forbesenergyservics.com.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. These statements include, in particular, statements regarding market conditions and outlook and the acquisition and benefit of new capital assets. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments of known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and the level of oil and natural gas prices; the timing of spending by customers in relation to their exploratory budgets; domestic spending in the oil and natural gas industry; the length and extent of the on-going industry downturn; the Company's ability to maintain or improve pricing for its core services; the potential for excess capacity in the industry; and levels of competition. Additional factors that should be considered are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as well as other filings the Company has made with the Securities and Exchange Commission. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected.

The Company’s financial statements and management’s discussion and analysis of financial condition and results of operations will be found in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2015, which will be submitted for filing on or about August 12, 2015 with the Securities and Exchange Commission and posted on the Company’s Website.

This press release also contains references to the non-GAAP financial measure of Adjusted EBITDA. For a reconciliation of such measure to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of Adjusted EBITDA to investors and a description of the ways in which management uses such measure can be found on the “Investor Relations” page of the Company’s Website.

Forbes Energy Services Ltd.
Selected Statement of Operations Data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues
Well servicing	$39,030	$70,356	$90,216	$139,449
Fluid logistics	23,780	42,819	56,927	83,637
Total revenues	62,810	113,175	147,143	223,086

Expenses
Well servicing	29,236	54,046	65,610	106,449
Fluid logistics	17,876	31,582	42,036	61,943
General and administrative	8,797	9,096	18,077	17,571
Depreciation and amortization	13,759	13,555	27,922	26,806
Total expenses	69,668	108,279	153,645	212,769
Operating income	(6,858)	4,896	(6,502)	10,317

Other income (expense)
Interest expense, net	(6,771)	(6,948)	(13,636)	(14,194)
Pre-tax loss	(13,629)	(2,052)	(20,138)	(3,877)
Income tax benefit	(4,881)	(559)	(6,956)	(1,090)
Net loss	(8,748)	(1,493)	(13,182)	(2,787)
Preferred shares dividends	(194)	(194)	(388)	(388)
Net loss attributable to common shareholders	(8,942)	(1,687)	(13,570)	(3,175)

Loss per share of common stock
Basic and diluted	$(0.41)	$(0.08)	$(0.62)	$(0.15)
Weighted average number of shares of common stock outstanding
Basic and diluted	21,987	21,753	21,948	21,678

Forbes Energy Services Ltd.
Selected Balance Sheet Data
(Unaudited)

	June 30	December 31
	2015	2014
Cash	$75,179	$34,918
Accounts receivable, net	43,891	83,644
Working capital	82,478	79,114
Other intangibles, net	20,862	22,292
Total assets	455,364	483,613
Total debt	306,836	297,891
Deferred tax liability	10,636	17,653
Shareholders' equity	100,577	113,889

Forbes Energy Services Ltd.
Selected Operating Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Working Days	64	64	128	128

Rig hours	74,725	125,486	163,710	253,463

Truck hours	182,898	270,964	421,845	521,733

Reconciliation of Net Loss to Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss	$(8,748)	$(1,493)	$(13,182)	$(2,787)
Depreciation and amortization	13,759	13,555	27,922	26,806
Interest expense, net	6,771	6,948	13,636	14,194
Income tax benefit	(4,881)	(559)	(6,956)	(1,090)
Share-based compensation	510	1,139	629	1,980
Adjusted EBITDA	7,411	19,590	22,049	39,103